FORM 3
        U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
                WASHINGTON, D.C.  20549              |    OMB APPROVAL     |
                 INITIAL STATEMENT OF                |_____________________|
          BENEFICIAL OWNERSHIP OF SECURITIES         |OMB NUMBER: 3235-0104|
                                                     |EXPIRES:             |
                                                     | SEPTEMBER 30, 1998  |
      Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,             |BURDEN HOURS         |
       Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
         Holding Company Act of 1935                 |_____________________|
      or Section 30(f) of the Investment
             Company Act of 1940
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1. Name and Address of Reporting Person

        White                   William                       J.
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         (Last)                   (First)                    (Middle)

       5250 Old Orchard Road
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                                 (Street)

        Skokie                     IL                           60007
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       (City)                      (State)                      (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

            12/1/97
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3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)


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4. Issuer Name and Ticker or Trading Symbol

       Ivex Packaging Corporation/IXX
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5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)
 ( X) DIRECTOR
 (  ) 10% OWNER
 (  ) OFFICER (GIVE TITLE BELOW)
 (  ) OTHER (SPECIFY TITLE BELOW)

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6. IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

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7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
    X FORM FILED BY ONE REPORTING PERSON
   ___FORM FILED BY MORE THAN ONE REPORTING PERSON

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TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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|1. TITLE OF SECURITY|2. AMOUNT OF   |3. OWNERSHIP  |4. NATURE OF INDIRECT  |
|   (INSTR. 4)       |   SECURITIES  |   FORM DIRECT|   BENEFICIAL OWNERSHIP|
|                    |   BENEFICIALLY|   DIRECT (D) |   (INSTR. 5)          |
|                    |   OWNED       |   OR INDIRECT|                       |
|                    |   (INSTR. 4)  |   (I) (INSTR.|                       |
|                    |               |   5)         |                       |
|____________________|_______________|______________|_______________________|



[TYPE ENTRIES HERE]

Common Stock             1000              D

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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
       (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security (Instr. 4)

     Options (right to buy)
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2. Date Exercisable and Expiration Date (Month/Day/Year)

      currently exercisable                          9/30/97
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       Date Exercisable                          Expiration Date
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3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)
       Common Stock                                 2,000
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                Title                         Amount of Number of Shares
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4. Conversion or Exercise Price of Derivative Security
          $16

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5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)
            D
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6. Nature of Indirect Beneficial Ownership (Instr. 5)


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   EXPLANATION OF RESPONSES:




      /s/ William J. White                             12/05/97
   **  SIGNATURE OF REPORTING PERSON                     DATE



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   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.
       SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOR REQUIRED TO RESPOND UNLESS THE FORM
  DISPLAYS A CURRENTLY VALID OMB NUMBER.
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